United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

Commission File Number   000-14354

First Indiana Corporation 401(k) Plan*

(Exact name of registrant as specified in its charter)

             135 North Pennsylvania Street, Suite 1000, Indianapolis, IN 46204; (317) 269-1200

(Address, including zip code, and telephone number including area code, or registrant’s principal executive offices)

     Interests in the First Indiana Corporation 401(k) Plan

(Title of each class of securities covered by this Form)

                                                                     N/A

(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☒

Approximate number of holders of record as of the certification or notice date:    None

*Effective January 2, 2008, First Indiana Corporation was merged with and into Marshall & Ilsley Corporation.  Pursuant to the merger, the First Indiana Corporation 401(k) Plan (the “Plan”) was frozen, and no shares of common stock of First Indiana Corporation or Marshall & Ilsley Corporation remained in the Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    June 24, 2008

By:

/s/ Dennis R. Salentine

Dennis R. Salentine

Vice President and Corporate Benefits Manager of
Marshall & Ilsley Corporation (successor to First Indiana
Corporation by merger effective January 2, 2008) and Plan
Administrator